As filed with the Securities and Exchange Commission on January 20, 2010

Commission File No. 333-162298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hill International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Lippincott Centre

Marlton, New Jersey 08053

(856) 810-6200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Irvin E. Richter

Chairman and Chief Executive Officer

Hill International, Inc.

303 Lippincott Centre

Marlon, New Jersey 08053

(856) 810-6200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Steven D. Dreyer, Esq.

Arent Fox LLP

1675 Broadway

New York, New York 10019

(212) 484-3900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the prospectus is delivered. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 20, 2010

PRELIMINARY PROSPECTUS

HILL INTERNATIONAL, INC.

1,000,000 Shares of Common Stock

This prospectus relates to 1,000,000 shares of our common stock that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus.

The selling stockholders may offer their shares from time to time through public or private transactions, on or off of the New York Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “HIL.” On January 19, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $6.20 per share.

Investing in our common stock involves certain risks. You should read this entire prospectus carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    , 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, or in any supplement or amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “Company,” “we,” “us,” “our,” “registrant” and “Hill” refer to Hill International, Inc., a corporation organized under the laws of the State of Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database system. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

William H. Dengler, Jr.

Senior Vice President, General Counsel and Secretary

Hill International, Inc.

303 Lippincott Centre

Marlton, NJ 08053

Telephone: (856) 810-6200

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed by with the SEC and are incorporated herein by reference:

•	The Company’s Current Reports on Form 8-K filed on July 7, 2009, as amended on July 9, 2009, and January 15, 2010

•

The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) March 31, 2009, as amended by Amendment No. 1 thereto filed on January 13, 2010, (ii) June 30, 2009, as amended by Amendment No. 1 thereto filed on January 13, 2010, and (iii) September 30, 2009;

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No 1 thereto filed on April 30, 2009 and Amendment No. 2 thereto filed on January 13, 2010; and

•	The description of our common stock contained in the proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities — Common Stock”.

All documents filed after the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those documents (or portions thereof) furnished pursuant to Items 2.02 or 7.01 of Form 8-K including exhibits thereto, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from their respective dates of filing until the information contained in such documents is superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that such statements be protected by the safe harbor created thereby. Except for historical information contained in this prospectus, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include:

•

modifications and termination of construction management, project management and claims management contracts; control and operational issues pertaining to business activities that we conduct pursuant to joint ventures with other parties;

•	difficulties we may incur in implementing our merger and acquisition strategy; the need to retain and recruit key technical and management personnel;

•	and unexpected adjustments and cancellations related to our backlog.

Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission.

Except to the extent required by applicable laws and regulations, Hill undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT HILL INTERNATIONAL, INC.

The Company was incorporated in Delaware in 2004 as Arpeggio Acquisition Corporation (“Arpeggio”), a specified purpose acquisition corporation. On June 28, 2006, Arpeggio merged with Hill International, Inc., a Delaware corporation, and was the surviving entity of the merger. Following the merger, the name of the Company was changed to Hill International, Inc.

We provide fee-based project management and construction claims services to clients worldwide, but primarily in the United States, Europe, the Middle East, North Africa and Asia/Pacific. Our clients include the United States and other national governments and their agencies, state and local governments and their agencies and the private sector. We are organized into two key operating segments: the Project Management Group and the Construction Claims Group.

In our Project Management Group, we provide construction management services which include program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. In our Construction Claims Group, we advise clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects worldwide.

Our executive office is located at 303 Lippincott Centre, Marlton, New Jersey 08053. The telephone number at our executive office is (856) 810-6200. In addition to our executive office, we have 80 operating offices throughout the world. We maintain a website at www.hillintl.com. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this report in evaluating your investment in Hill securities and any investment you decide to make in the common stock of Hill.

The value of your investment in Hill is subject to the significant risks inherent in the construction management and claims consulting business. You should carefully consider the risks and uncertainties described below and other information included in this report. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Recent global economic trends could adversely affect our business, liquidity and financial results.

Recent global economic conditions, including disruption of financial markets, could adversely affect our business and results of operations, primarily, through limiting our access to credit and disrupting our clients’ businesses. The reduction in financial institutions’ willingness or ability to lend has increased the cost of capital and reduced the availability of credit. Although we currently believe that the financial institutions with whom we do business, will be able to fulfill their commitments to us, there is no assurance that those institutions will be able to continue to do so, which could have a material adverse impact on our business. In addition, continuation or worsening of general market conditions in the United States or other national economies important to our businesses may adversely affect our clients’ level of spending, ability to obtain financing, and ability to make timely payments to us for our services, which could require us to increase our allowance for doubtful accounts, negatively impact our days sales outstanding and adversely affect our results of operations.

We depend on long-term government contracts, many of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, we will not realize all of our potential revenue and profit from that project.

A significant portion of our revenues is derived from contracts with agencies and departments of federal, state, local and foreign governments. During our 2008, 2007 and 2006 fiscal years, approximately 37.4%, 54.0%, and 54.7%, respectively, of our total revenues were derived from contracts with government agencies and authorities. During the nine-month period ended September 30, 2009, approximately 43.2% of our total revenues were derived from those same sources.

Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on government contracts, then we will not realize all of our potential revenue and profit from those contracts.

Because we depend on government contracts for a significant portion of our revenue, our inability to win profitable government contracts could harm our operations and adversely affect our net income.

Total revenues from U.S. federal government contracts and from state and local government contracts represented approximately 12.0% and 16.0%, respectively, of our total revenues during fiscal year 2008, and 11.9% and 19.1%, respectively, during the nine-month period ended September 30, 2009. Total revenues from foreign government contracts represented approximately 9.3% of such annual revenues and 12.3% of our total revenues during the nine-month period ended September 30, 2009. Our inability to win profitable government contracts could harm our operations and adversely affect our net income. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn, may require us to make sustained post-award efforts to reduce costs under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts may be negatively impacted. Also, some of our federal government contracts require U.S. government security clearances. If we or certain of our personnel were to lose these security clearances, our ability to continue performance of these contracts or to win new contracts requiring a clearance may be negatively impacted.

We depend on contracts that may be terminated by our clients on short notice, which may affect our ability to recognize all of our potential revenue and profit from the project.

Substantially all of our contracts are subject to termination by the client either at its convenience or upon our default. If one of our clients terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If one of our clients terminates the contract due to our default, we could be liable for excess costs incurred by the client in re-procuring services from another source, as well as other costs.

Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

Our books and records are subject to audit by the various governmental agencies we serve and by their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, we or one of our subsidiaries is charged with wrongdoing or the government agency determines that we or one of our subsidiaries is otherwise no longer eligible for federal contracts, then we or, as applicable, that subsidiary, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which non-government contractors are not, the results of which could have a material adverse effect on our operations.

We submit change orders to our clients for work we perform beyond the scope of some of our contracts. If our clients do not approve these change orders, our net income and results of operations could be adversely impacted.

We typically submit change orders under some of our contracts for payment for work performed beyond the initial contractual requirements. The clients may not approve or may contest these change orders and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net income and results of operations could be adversely impacted.

Our backlog of uncompleted projects under contract or awarded is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, and is, therefore, an uncertain indicator of our future revenues and profits.

At December 31, 2008 and September 30, 2009, our backlogs of uncompleted projects under contract or awarded were approximately $667,000,000 and $597,000,000, respectively. We cannot assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits.

Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profit that we ultimately receives from contracts reflected in our backlog. Included in our backlog is the maximum amount of all indefinite delivery/indefinite quantity (“ID/IQ”), or task order, contracts, or a lesser amount if we do not reasonably expect to be issued task orders for the maximum amount of such contracts. We cannot provide any assurance that we will in fact be awarded the maximum amount of such contracts.

We depend on the continued services of certain executive officers. We can not assure you that we will be able to retain the services of these individuals.

We are dependent upon the efforts and service of certain executive officers, particularly Irvin E. Richter, our Chairman and Chief Executive Officer, and David L. Richter, our President and Chief Operating Officer, because of their knowledge, experience, skills and relationships with major clients and other members of our management team. Irvin E. Richter has served as our Chief Executive Officer since 1976. We have employment agreements with these individuals which contain non-competition covenants which survive their actual term of employment. We also maintain key-man life insurance coverage for Irvin E. Richter. Nevertheless, if we lost the services of one or both of these individuals for any reason, that could have an adverse effect on our operations.

Our ability to grow and compete in our industry will be harmed if we do not retain the continued service of our key management, sales and technical personnel and identify, hire and retain additional qualified personnel.

There is intense competition for qualified management, sales and technical personnel in the industry sectors in which we compete. We may not be able to continue to attract and retain qualified personnel who are necessary for the development of our business or to replace qualified personnel. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearance levels required to obtain government projects and, if we were to lose some or all of these personnel, they may be difficult to replace. Loss of the services of, or failure to recruit, key personnel could limit our ability to complete existing projects successfully and to compete for new projects.

Our dependence on subcontractors, partners and specialists could adversely affect our business.

We rely on third-party subcontractors as well as third-party strategic partners and specialists to complete our projects. To the extent that we cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired. If we are unable to engage appropriate strategic partners or specialists in some instances, we could lose the ability to win some contracts. In addition, if a subcontractor or specialist is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services were needed.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into joint venture agreements and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are “claims made” policies. Thus, only claims made during the term of the policy are covered. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

International operations expose us to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect our financial results.

Revenues attributable to our international operations comprised 70.1%, 58.1%, and 52.6% of our total revenues for the 2008, 2007 and 2006 fiscal years, respectively. Revenues from international operations accounted for approximately 72.2% of our total revenues during the nine months ended September 30, 2009. We expect the percentage of revenues attributable to our international operations to continue to increase. There are risks inherent in doing business internationally, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency exchange rate fluctuations;

•	imposition of governmental controls;

•	political and economic instability;

•	changes in U.S. and other national government policies affecting the markets for our services;

•	changes in regulatory practices, tariffs and taxes;

•	potential non-compliance with a wide variety of non-U.S. laws and regulations; and

•	general economic and political conditions in these foreign markets.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Changes to the laws of the foreign countries in which we operate may adversely affect our international operations.

We have contracts to perform services for projects located in a number of foreign countries, including, among others Canada, Mexico, the United Kingdom, Spain, Germany, Romania, Macedonia, Serbia, Croatia, Latvia, Greece, Turkey, Georgia, Poland, Azerbaijan, Egypt, Libya, Iraq, Kuwait, Bahrain, Qatar, Saudi Arabia, the United Arab Emirates, China, Singapore, Malaysia, Vietnam, South Korea and Australia. We expect to have additional similar contracts in the future. In addition, we have offices or operations in over 30 foreign countries. The laws and regulations in the countries in which we are working on projects or in which we have offices might change. Such changes could have a material adverse effect on our business.

Our business sometimes requires our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.

Many of our employees often travel to and work in high security risk countries around the world that are undergoing or that may undergo political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.

We have acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

Since 1998, we have acquired 14 businesses and our strategy is to continue to expand and diversify our operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect our ability to realize any anticipated benefits from businesses that we acquire include:

•	unexpected losses of key personnel or clients of the acquired business;

•	difficulties arising from the increasing scope, geographic diversity and complexity of our operations;

•	diversion of management’s attention from other business concerns; and

•	adverse effects on existing business relationships with clients.

In addition, managing the growth of our operations will require us to continually increase and improve our operational, financial and human resources management and our internal systems and controls. If we are unable to manage any growth effectively or to successfully integrate any acquisitions, that could have a material adverse effect on our business.

We cannot be certain that we will be able to raise capital or obtain debt financing to execute future acquisitions or to meet required capital needs.

We are currently party to a revolving credit agreement to assist in funding working capital needs and for potential future acquisitions. This agreement contains certain covenants with respect to minimum net worth, total debt to EBITDA ratios, fixed charge coverage ratios, billed accounts receivable to total debt ratios as well as other financial covenants. If our operating results are not as positive as we expect, that could cause us to be in default of these covenants. In addition, our current revolving credit agreement may not provide us with sufficient credit to meet all of the future financial needs of our business. There is no guarantee that we could increase the availability under our current revolving credit agreement or obtain alternative debt or equity financing on terms that would be acceptable to us, or at all.

The market price for our common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.

The stock markets, including the New York Stock Exchange on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

Future sales of our common and preferred stock may depress the price of our common stock.

As of December 31, 2009, there were 38,849,018 shares of our common stock outstanding. An additional 2,029,395 shares of our common stock may be issued upon the exercise of options held by employees, management and directors. In connection with earn-out provisions of the merger agreement with Arpeggio, 1,000,000 shares, which are being registered under the Act pursuant to the Registration Statement of which this Prospectus forms a part, were issued in the second quarter of 2009, and an additional 1,000,000 shares may be issued in 2010. We also have the authority to issue up to 1,000,000 shares of preferred stock, and additional options and warrants to purchase shares of our common stock without stockholder approval. Sales of a substantial number of these shares in the public market could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse effect on the market price of our common stock.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the common stock covered by this prospectus.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay any outstanding indebtedness and fund our future growth. We have not paid any dividends in the past and do not expect to pay any dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

The description of the securities covered by this prospectus is contained in our proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities — Common Stock,” and that description is incorporated herein by reference.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2009, by each of the selling stockholders and the maximum number of shares that may be sold hereunder. In connection with earn-out provisions of the merger agreement, we became obligated to issue in the second quarter of 2009 1,000,000 shares of our common stock to the persons identified as selling stockholders in the table below.

We do not know when or in what amounts the selling stockholders will offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. We cannot estimate the number of shares that will be sold in the offering or held by the selling stockholders after completion of the offering. Solely for purposes of this table, however, we have assumed that, after completion of the offering, the maximum number of shares covered by this prospectus will have been sold by the selling stockholders. Messrs. I. Richter and D. Richter are directors and executive officers of Hill. Messrs. Samelian, Ghali and Emma are executive officers of Hill, and Messrs. S. Richter, Kardous, Ramirez, Pile, Giunta, Palmer, Griffin and Borhan are officers of Hill.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The percentage of our share capital before and after this offering is based on 38,849,018 shares of common stock outstanding on December 31, 2009.

	Shares Beneficially Owned		Maximum Number of Shares to be Sold Hereunder	Shares Beneficially Owned after the Sale of Maximum Number of Shares
Name and Address	Number of Shares	%	Number of Shares	Number of Shares	%
Irvin E. Richter (1)	7,737,606	19.9	532,708	7,204,898	18.5

David L. Richter (2)	3,827,652	9.9	255,213	3,572,439	9.2

Brady H. Richter	2,129,949	5.5	133,177	1,996,772	5.1

Stuart S. Richter (3)	574,457	1.5	37,204	537,253	1.4

Janice Foy	181,813	*	11,950	169,863	*

Raouf S. Ghali (4)	140,288	*	6,715	133,573	*

Frederic Z. Samelian (5)	115,713	*	5,596	110,117	*

James W. Palmer (6)	69,414	*	3,034	66,380	*

Peter F. Nassab	43,954	*	3,007	40,944	*

D. Clarke Pile (7)	68,917	*	3,002	65,915	*

Abdo Kardous (8)	44,048	*	1,399	42,649	*

Renny Borhan (9)	46,009	*	1,399	44,610	*

Michael V. Griffin (10)	34,284	*	1,399	32,885	*

Frank J. Giunta (11)	34,284	*	1,399	32,885	*

Alann M. Ramirez (12)	33,710	*	1,399	32,311	*

Ronald F. Emma (13)	46,250	*	1,399	44,851	*

*	represents less than 1% of the shares outstanding.

(1)	Includes 17,215 shares held in the Company’s 401(k) plan.
(2)	Includes 20,000 shares of common stock issuable upon exercise of options and 28,287 shares held in the Company’s 401(k) plan.
(3)	Includes 5,000 shares of common stock issuable upon exercise of options and 1,252 shares held in the Company’s 401(k) plan.
(4)	Includes 10,000 shares of common stock issuable upon exercise of options, 6,069 shares held in the Company’s 401(k) plan and 1,847 shares held in the Company’s employee stock purchase plan.
(5)	Includes 10,000 shares of common stock issuable upon exercise of options and 1,467 shares held in the Company’s 401(k) plan.
(6)	Includes 2,000 shares of common stock issuable upon exercise of options, 2,814 shares held in the Company’s 401(k) plan and 7,044 shares held in the Company’s employee stock purchase plan.
(7)	Includes 5,000 shares of common stock issuable upon exercise of options and 5,105 shares held in the Company’s 401(k) plan.
(8)	Includes 5,000 shares of common stock issuable upon exercise of options and 6,024 shares held in the Company’s employee stock purchase plan.

(9)	Includes 5,000 shares of common stock issuable upon exercise of options, 3.638 shares held in the Company’s 401(k) plan and 10,712 shares held in the Company’s employee stock purchase plan.
(10)	Includes 5,000 shares of common stock issuable upon exercise of options and 1,258 shares held in the Company’s 401(k) plan.
(11)	Includes 5,000 shares of common stock issuable upon exercise of options, 1.137 shares held in the Company’s 401(k) plan and 450 shares held in the Company’s employee stock purchase plan.
(12)	Includes 5,000 shares of common stock issuable upon exercise of options and 1.110 shares held in the Company’s 401(k) plan.
(13)	Includes 4,000 shares of common stock issuable upon exercise of options, 1.153 shares held in the Company’s 401(k) plan and 14,400 shares held in the Company’s employee stock purchase plan.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholders and their pledgees, donees, transferees, or other successors in interest (collectively, the “selling stockholders”) to offer for sale or to sell shares of common stock covered by this prospectus at such time and at such prices as each of them, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which our common stock may be listed for trading, through put or call options transactions relating to the shares, through short sales of shares, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions or in a combination of these transactions. In addition, the selling stockholders may sell or distribute some or all of their shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

If applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling stockholders in connection with such sale and any applicable commissions or discounts with respect to a particular offer.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the securities offered if any of the securities are purchased.

The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”), and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an accompanying prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

We will pay all expenses of the registration of the offered securities, including SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders will pay any underwriting discounts and selling commissions. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling stockholders will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

INDEMNIFICATION

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Arent Fox LLP.

EXPERTS

The consolidated financial statements of Hill International, Inc. at December 31, 2008 and December 30, 2007 and for each of the years in the three-year period ended December 31, 2008 have been audited by Amper, Politziner & Mattia,LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$403
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Printing Fees and Expenses	500
Miscellaneous	597

Total:	$21,500

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

4.1	Amended and Restated Certificate of Incorporation of the Company (previously filed with the Commission as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A (000-50781) on June 6, 2006 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Company (previously filed with the Commission as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 on November 13, 2007 and incorporated herein by reference).

4.3	Common Stock Certificate (previously filed with the Commission as Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

5.1	Opinion of Arent Fox LLC, as to the legality of the shares being registered. (previously filed)

23.1	Consent of Amper, Politziner & Mattia, LLP (filed herewith)

23.2	Consent of Arent Fox LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(A) The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hill International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Marlton, State of New Jersey on January 20, 2010.

HILL INTERNATIONAL, INC.

By:	/S/ IRVIN E. RICHTER
Irvin E. Richter
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities.

Name	Title	Date

/S/ IRVIN E. RICHTER Irvin E. Richter	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 20, 2010

/S/ DAVID L. RICHTER David L. Richter	President and Chief Operating Officer and Director	January 20, 2010

/S/ JOHN FANELLI III John Fanelli III	Senior Vice President and Chief Financial Officer (principal financial officer)	January 20, 2010

/S/ RONALD F. EMMA Ronald F. Emma	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 20, 2010

/S/ ERIC S. ROSENFELD Eric S. Rosenfeld	Director	January 20, 2010

/S/ ALAN S. FELLHEIMER Alan S. Fellheimer	Director	January 20, 2010

/S/ BRIAN W. CLYMER Brian W. Clymer	Director	January 20, 2010

/S/ WILLIAM J. DOYLE William J. Doyle	Director	January 20, 2010

/S/ CAMILLE S. ANDREWS Camille S. Andrews	Director	January 20, 2010

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